Exhibit 23.1

Tel: 214-969-7007 Fax: 214-953-0722 www.bdo.com	600 North Pearl, Suite 1700 Dallas, TX 75201

Consent of Independent Registered Public Accounting Firm

Lonestar Resources US Inc.

Fort Worth, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 31, 2021, relating to the consolidated financial statements of Lonestar Resources US Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020.

/s/ BDO USA, LLP

Dallas, Texas

April 13, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.